Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 9, 2015

HURCO REPORTS THIRD QUARTER RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND

INDIANAPOLIS, INDIANA — September 9, 2015, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the third fiscal quarter and the first nine months ended July 31, 2015. Hurco recorded net income of $3,683,000, or $0.55 per diluted share, for the third quarter of fiscal 2015 compared to net income of $4,375,000, or $0.66 per diluted share, for the corresponding period in fiscal 2014. For the first nine months of fiscal 2015, Hurco reported net income of $11,410,000, or $1.72 per diluted share, compared to $10,280,000, or $1.56 per diluted share, for the corresponding period in fiscal 2014.

Sales and service fees for the third quarter of fiscal 2015 were $52,535,000, a decrease of $2,844,000, or 5%, compared to the corresponding period in fiscal 2014. This year-over-year decrease in sales reflected growth of $3,348,000, or 6%, and a negative impact of $6,192,000, or 11%, when translating foreign sales to U.S. Dollars for financial reporting purposes. Sales and service fees for the first nine months of fiscal 2015 were $153,690,000, a decrease of $6,390,000, or 4%, compared to the corresponding period in fiscal 2014. Despite year-over-year growth of $9,673,000, or 6%, the year-over-year decrease in sales and service fees included the negative impact of $16,063,000, or 10%, when translating foreign sales to U.S. Dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the third quarter and first nine months of fiscal 2015 and 2014 (in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
			$	%			$	%
	2015	2014	Change	Change	2015	2014	Change	Change
North America	$16,238	$13,643	$2,595	19%	$44,824	$42,223	$2,601	6%
Europe	31,486	36,627	(5,141)	-14%	95,399	100,898	(5,499)	-5%
Asia Pacific	4,811	5,109	(298)	-6%	13,467	16,959	(3,492)	-21%
Total	$52,535	$55,379	$(2,844)	-5%	$153,690	$160,080	$(6,390)	-4%

North American sales increased during the third quarter and first nine months of fiscal 2015 by 19% and 6%, respectively, compared to the corresponding periods in fiscal 2014. The increases in sales year-over-year were primarily due to increased shipments of higher-performance machines. North American sales for the third quarter and first nine months of fiscal 2015 included $930,000 attributable to sales of machine tools manufactured by the recently acquired business of Milltronics Manufacturing Company. Hurco acquired the assets of this business in July 2015 and is operating it through its newly-formed subsidiary, Milltronics USA, Inc. Milltronics manufactures and sells knee mills, tool room bed mills, vertical machining centers, combination lathes, slant-bed lathes, and horizontal machining centers.

European sales for the third quarter of fiscal 2015 decreased by 14% compared to the corresponding period in fiscal 2014 and included sales growth of 2%, offset by the adverse impact of a weaker Euro and Pound Sterling when translating foreign sales to U.S. Dollars for financial reporting purposes. European sales for the first nine months of fiscal 2015 decreased by 5% despite sales growth of 10% compared to the corresponding prior year period, primarily reflecting the adverse impact of a weaker Euro and Pound Sterling when translating foreign sales to U.S. Dollars for financial reporting purposes. The year-over-year improvements in European sales were driven by increased shipments of higher-performance machines in Germany, France and Italy.

Asian Pacific sales for the third quarter and first nine months of fiscal 2015 decreased by 6% and 21%, respectively, compared to the corresponding periods in fiscal 2014, primarily due to a softer market in India and China. Asian Pacific sales for the third quarter and first nine months of fiscal 2015 included $73,000 attributable to sales of machine tools designed and manufactured by the recently acquired business Takumi Machinery Co., Ltd. Hurco acquired certain assets of this Taiwan-based business in July 2015 and is operating it through its subsidiary, Hurco Manufacturing Limited. Takumi designs and manufactures CNC vertical machining centers, double column machining centers, high speed bridge machines and other machine tools equipped with industrial controls.

Orders for the third quarter and the first nine months of fiscal 2015 included $14,336,000 of Milltronics and Takumi orders existing at the respective date of acquisition and new orders for Milltronics booked after the closing date of that acquisition.

Excluding the impact of the recently acquired Milltronics and Takumi businesses, orders for the third quarter of fiscal 2015 decreased by $7,939,000, or 14%, compared to the corresponding period in fiscal 2014. This year-over-year decrease in orders reflected a reduction in orders of $2,089,000, or 4%, and a negative impact of $5,850,000, or 10%, when translating foreign orders to U.S. Dollars for financial reporting purposes. Excluding the impact of orders related to the Milltronics and Takumi businesses, orders for the first nine months of fiscal 2015 decreased by $20,603,000, or 12%, compared to the corresponding prior year period. The year-over-year decrease in orders reflected a reduction in orders of $4,844,000, or 3%, and a negative impact of $15,759,000, or 9%, when translating foreign orders to U.S. Dollars for financial reporting purposes.

The following table sets forth new orders booked by geographic region for the third quarter and the first nine months of fiscal 2015 and 2014 (in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
			$	%			$	%
	2015	2014	Change	Change	2015	2014	Change	Change
North America	$20,823	$14,039	$6,784	48%	$50,454	$40,040	$10,414	26%
Europe	29,555	36,368	(6,813)	-19%	89,200	110,698	(21,498)	-19%
Asia Pacific	12,397	5,971	6,426	108%	21,231	16,414	4,817	29%
Total	$62,775	$56,378	$6,397	11%	$160,885	$167,152	$(6,267)	-4%

Excluding the $5,764,000 in orders related to the recently acquired Milltronics business, orders for North America increased by 7% and 12% for the third quarter and first nine months of fiscal 2015, respectively, compared to the corresponding prior year periods due to increased customer demand for higher-performance machines.

European orders for the third quarter of fiscal 2015 decreased by 19% compared to the corresponding period in fiscal 2014 and reflected an order reduction of 3% and a negative impact of 16% due to a weaker Euro and Pound Sterling when translating foreign orders to U.S. Dollars for financial reporting purposes. European orders for the first nine months of fiscal 2015 decreased by 19% compared to the corresponding prior year period and reflected an order reduction of 5% and a negative impact of 14% due to a weaker Euro and Pound Sterling when translating foreign orders to U.S. Dollars for financial reporting purposes. The year-over-year reductions in European orders were primarily driven by the adverse impact of foreign currency translation and fluctuating customer demand for electro-mechanical components and accessories manufactured by Hurco’s Italian-based subsidiary, LCM Precision Technologies (LCM).

Excluding the $8,572,000 orders related to the recently acquired Takumi business, Asian Pacific orders for the third quarter and the first nine months of fiscal 2015 decreased by 36% and 23%, respectively, compared to the corresponding periods in fiscal 2014. The year-over-year reductions in Asian Pacific orders reflected softer market conditions in India and China.

Gross profit for the third quarter of fiscal 2015 was $16,630,000, or 32% of sales, compared to $18,012,000, or 33% of sales, for the corresponding prior year period. The year-over-year decrease in gross profit as a percentage of sales in the three month period was due to increased pricing pressure in North America and Europe. Gross profit for the first nine months of fiscal 2015 was $49,736,000, or 32% of sales, compared to $48,560,000, or 30% of sales, for the corresponding prior year period. The year-over-year improvement in gross profit as a percentage of sales in the nine month period was primarily attributable to increased sales of higher-performance machines across all regions, net of the pricing pressure experienced in Europe and North America.

Selling, general and administrative expenses for the third quarter of fiscal 2015 were $11,351,000, or 22% of sales, compared to $11,869,000, or 21% of sales, in the corresponding period in fiscal 2014. The third quarter expenses included approximately $890,000 related to Milltronics and Takumi, of which $647,000 represented one-time acquisition costs. Selling, general and administrative expenses for the first nine months of fiscal 2015 were $32,655,000, or 21% of sales, compared to $33,675,000, or 21% of sales, in the corresponding period in fiscal 2014. Year-to-date expenses included approximately $975,000 related to Milltronics and Takumi, of which $732,000 represented one-time acquisition costs. Selling, general and administrative expenses were favorably impacted by approximately $904,000, or 2% of sales, and $2,227,000, or 1% of sales, for the third quarter and the first nine months of fiscal 2015, respectively, when translating foreign expenses to U.S. Dollars for financial reporting purposes.

The effective tax rate for the third quarter of fiscal 2015 was 30%, compared to 28% for the corresponding period in fiscal 2014. The effective tax rate for the first nine months of fiscal 2015 was 32%, compared to 29% for corresponding period in fiscal 2014. The increases in the effective tax rates year-over-year were primarily due to a shift in geographic mix of income and loss among tax jurisdictions.

Cash and cash equivalents totaled $49,998,000 at July 31, 2015, compared to $53,846,000 at October 31, 2014. Working capital, excluding cash and cash equivalents, was $100,911,000 at July 31, 2015 compared to $90,105,000 at October 31, 2014. The increase in working capital, excluding cash, was primarily attributable to inventories acquired from Milltronics and Takumi in July 2015.

Hurco also announced today that its Board of Directors approved the payment of a cash dividend of $0.08 per share. The dividend will be paid on October 5, 2015, to shareholders of record as of the close of business on September 21, 2015. Future declarations of dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

Michael Doar, Chief Executive Officer, stated, “The asset purchases of Milltronics in the USA and Takumi in Taiwan will serve all Hurco stakeholders well. While our strong financial position has afforded us the opportunity to expand our product line and focus on R&D activities during the past five years, these acquisitions will enable us to accelerate the product development process to meet the needs of our customers. We officially released the MAX5 control at the end of the third quarter, which has immense benefits for the end user. Preliminary reviews from customers have been overwhelmingly positive as the final control design incorporated more than 80 suggestions derived from customer usability tests. Sales in Europe continue to reflect increased shipments of higher-performance machines. In North America, our customers are adopting higher end products, especially machines equipped with 5-axis technology. We continue to monitor Asia for opportunities to serve those diverse markets. We are fortunate that our fiscal discipline affords us the resources to weather a slowdown in that region without having an impact on innovation, which ultimately results in machine tool technologies that make our customers more profitable.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools and machine tool components for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, U.S. and China, and sells its products through direct and indirect sales forces throughout North and South America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the United States of America, and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland

Vice President, Secretary, Treasurer & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per-share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Sales and service fees	$52,535	$55,379	$153,690	$160,080

Cost of sales and service	35,905	37,367	103,954	111,520
Gross profit	16,630	18,012	49,736	48,560

Selling, general and administrative expenses	11,351	11,869	32,655	33,675
Operating income	5,279	6,143	17,081	14,885

Interest expense	48	65	174	196

Interest income	32	23	75	55

Investment income (expense)	4	4	75	40

Other (income) expense, net	11	46	159	331

Income before taxes	5,256	6,059	16,898	14,453

Provision for income taxes	1,573	1,684	5,488	4,173

Net income	$3,683	$4,375	$11,410	$10,280

Income per common share

Basic	$0.56	$0.67	$1.73	$1.57
Diluted	$0.55	$0.66	$1.72	$1.56

Weighted average common shares outstanding
Basic	6,552	6,505	6,540	6,493
Diluted	6,594	6,548	6,584	6,529

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2015	2014	2015	2014
	(unaudited)		(unaudited)
Gross margin	32%	33%	32%	30%

SG&A expense as a percentage of sales	22%	21%	21%	21%

Operating income as a percentage of sales	10%	11%	11%	9%

Pre-tax income as a percentage of sales	10%	11%	11%	9%

Effective tax rate	30%	28%	32%	29%

Depreciation and amortization	$809	$808	$2,256	$2,359

Capital expenditures	$859	$761	$2,474	$2,135

Balance Sheet Data:	7/31/2015	10/31/2014
	(unaudited)
Working capital (excluding cash)	$100,911	$90,105

Days sales outstanding (unaudited)	49	45

Inventory turns (unaudited)	1.5	1.5

Capitalization
Total debt	$1,611	$3,272
Shareholders' equity	171,679	164,645
Total	$173,290	$167,917

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	July 31,	October 31,
	2015	2014
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$49,998	$53,846
Accounts receivable, net	36,354	45,435
Inventories, net	111,978	95,992
Deferred income taxes	954	2,062
Derivative assets	2,399	3,127
Prepaid expenses	10,141	8,927
Other	1,521	1,365
Total current assets	213,345	210,754

Property and equipment:
Land	782	782
Building	7,314	7,314
Machinery and equipment	22,982	19,432
Leasehold improvements	3,338	3,523
	34,416	31,051
Less accumulated depreciation and amortization	(22,126)	(19,546)
	12,290	11,505

Non-current assets:
Software development costs, less accumulated amortization	3,821	3,519
Goodwill	2,315	2,606
Intangible assets, net	1,327	1,635
Other assets	6,807	6,912
	$239,905	$236,931

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$43,032	$42,718
Derivative liabilities	1,340	705
Accrued expenses	16,453	20,108
Short-term debt	1,611	3,272
Total current liabilities	62,436	66,803

Non-current liabilities:
Deferred income taxes	1,111	993
Accrued tax liability	948	1,054
Deferred credits and other obligations	3,731	3,436
Total liabilities	68,226	72,286

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,650,517 and 6,589,918 shares issued; and 6,551,718 and 6,508,880 shares outstanding, as of July 31, 2015 and October 31, 2014, respectively	655	651
Additional paid-in capital	57,108	55,974
Retained earnings	121,482	111,580
Accumulated other comprehensive loss	(7,566)	(3,560)
Total shareholders' equity	171,679	164,645
	$239,905	$236,931